Exhibit 99.1

DeVry Inc. Declares Semi-Annual Cash Dividend
And Adopts New Share Repurchase Program

OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--DeVry Inc. (NYSE:DV), a global provider of educational services, announced today that its Board of Directors has declared a semi-annual dividend on the company’s common stock of $0.06 per share, payable on July 10, 2008, to common stockholders of record as of June 19, 2008.

In addition, the company announced its Board of Directors authorized a new share repurchase program, which allows the company to buy back up to $50 million of its common stock through December 31, 2010. The timing and amount of any repurchase will be determined by management based on its evaluation of market conditions and other factors. These repurchases may be made through the open market, including block purchases, or in privately negotiated transactions, or otherwise. The buyback will be funded through available cash balances and/or borrowings, and may be suspended or discontinued at any time.

The new program follows the completion of DeVry’s first share purchase program announced on November 15, 2006, which allowed for the repurchase of $35 million of common stock by December 31, 2008. This program was completed in April 2008.

“The strong financial position of our organization supports our continuing dividend and share repurchase programs and represents our continued belief in the strength and quality of our operations,” said Daniel Hamburger, president and chief executive officer of DeVry Inc. “We are committed to returning value to our shareholders while we make investments to fuel long-term educational quality, growth and profitability.”

About DeVry Inc.

DeVry Inc. (NYSE:DV) is the parent organization of DeVry University, Advanced Academics, Ross University, Chamberlain College of Nursing and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, healthcare technology, business and management. Advanced Academics provides online secondary education to school districts throughout the U.S. Ross University offers doctoral degree programs through its schools of Medicine and Veterinary Medicine. Chamberlain College of Nursing offers associate and bachelor's degree programs in nursing. Becker Professional Review, which includes Becker CPA Review and Stalla Review for the CFA Exams, provides professional education and exam review for accounting and finance professionals. For more information, visit http://www.devryinc.com.

Certain statements contained in this release concerning DeVry's future performance, including those statements concerning DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in the Company's most recent Annual Report on Form 10-K for the year ending June 30, 2007 and filed with the Securities and Exchange Commission on August 24, 2007.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates, (630) 574-1949
jbates@devry.com
or
Media Contact:
David Gutierrez, (312) 780-7204
dgutierrez@dresnerco.com